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                                                                 EXHIBIT 99.03

                 NONCOMPETITION AND NONSOLICITATION AGREEMENT
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          This Noncompetition and Nonsolicitation Agreement (the "Agreement") is
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entered into as of June 4, 1997 by and between Electronic Arts Inc., a Delaware corporation, ("Electronic Arts"), and Jeffrey B. Braun, a resident of California
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("Braun").  Any references to Electronic Arts in this Agreement shall be deemed
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to include subsidiaries of Electronic Arts, including without limitation, Maxis,
Inc. a Delaware corporation ("Maxis").
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                                   RECITALS

          A. This Agreement is entered into concurrently with the merger of Maxis Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Electronic Arts, with and into Maxis (the "Merger"), pursuant to
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that certain Agreement and Plan of Reorganization among Electronic Arts, Village
Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Electronic Arts, and Maxis, dated of even date herewith (the "Reorganization
                                                              --------------
Agreement").
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          B.   Pursuant to the Merger, Maxis will become a wholly owned
subsidiary of Electronic Arts.

          C. Braun has been responsible for the growth and success of Maxis, and Braun's entering into and agreeing to be bound by this Agreement is a material inducement for Electronic Arts and Maxis to consummate the Merger.

          THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

          1.   TERM OF AGREEMENT.  This Agreement will commence on the Effective
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Date (as defined in the Reorganization Agreement) and will continue until two years after the Effective Date.

          2.   COVENANTS AGAINST COMPETITION.  Braun acknowledges that the
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services Braun has rendered to Maxis and may render to Electronic Arts are of a special, unusual character which have a unique value to Electronic Arts, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Electronic Arts of Braun's services and the facts set forth in the recitals to this Agreement, and as a material inducement to Electronic Arts to consummate the Merger, Braun hereby covenants and agrees with Electronic Arts as follows:

               2.1  ENGAGE IN BUSINESS.  For a period of two (2) years after the
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date hereof (such period hereinafter referred to as the "Noncompete Period"),
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Braun shall not, either for himself or for any other person or entity, directly or indirectly, carry on or engage in any business in the interactive entertainment software industry (the "Competing Area"), in any county of the
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State of California, State of the United States, province of Canada or country of the
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world in which, or in any geographic area where, Maxis carries on, is actually engaged in or currently contemplates doing such business, or maintains or currently contemplates maintaining sales or service representatives or employees for the purpose of carrying on or engaging in such business, or sells or currently contemplates selling, directly or indirectly, products developed by Maxis. "Carry on or engage in any business" within the meaning of this Section 2
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shall include, without limitation, each of the following activities: to actually engage in, work with, have a financial interest in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firms, associations, companies or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any other manner whatsoever; provided, however, that Braun shall retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that such interest does not exceed two percent (2%) of the voting control of such entity. In addition, Braun may (a) make passive investments in privately held entities that are determined by the Board of Directors of Electronic Arts not to be competitors of the Maxis business (not to be unreasonably withheld) and (b) maintain an ownership interest in Neighborhood or any of its successors in any amount.

               2.2  CUSTOMER SOLICITATION.  During the Noncompete Period, Braun
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shall not, either for himself or for any other person or entity, directly or indirectly, solicit business in the Competing Area from, or attempt to sell or provide the same or similar products or services in the Competing Area to, any clients or customers or potential clients or customers of Electronic Arts except in connection with his employment with Electronic Arts.

               2.3  BRAUN SOLICITATION.  During the Noncompete Period, Braun
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shall not, either for himself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee or contractor of Electronic Arts to discontinue his or her employment or provision of contracted services for Electronic Arts.

               2.4  ENFORCEABILITY.  If any court of competent jurisdiction
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shall determine that any provision of Sections 2.1, 2.2 or 2.3 of this Agreement is unenforceable with respect to the term thereof or with respect to the scope of subject matter or territory covered thereby, then such provision shall nevertheless be enforceable by any such court upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.

          3.   MISCELLANEOUS.
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               3.1  DISPUTE RESOLUTION.  Braun and Electronic Arts shall submit
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to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof in Santa Clara County, California, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, provided, however, that each of Braun
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and Electronic Arts retains its rights to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

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               3.2  SEVERABILITY.  If any provision of this Agreement shall be
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found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

               3.3  REMEDIES.  Electronic Arts and Braun acknowledge that
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Electronic Arts would not have consummated the Merger unless Braun had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to Electronic Arts for which Electronic Arts will not have an adequate remedy at law. Accordingly, Braun hereby consents and agrees that for any breach or violation by Braun of any of the provisions of this Agreement (including, without limitation, Section 2), a restraining order and/or injunction may be issued against Braun, in addition to any other rights and remedies Electronic Arts may have, at law or equity, including, without limitation, the recovery of money damages.

               3.4  NO WAIVER.  The failure by either party at any time to
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require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               3.5  ASSIGNMENT.  This Agreement and all rights hereunder are
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personal to Braun and may not be transferred or assigned by Braun at any time.
Any attempt by Braun to do so will be void and of no effect. Electronic Arts may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of Village, provided, however, that any such assignee assumes Electronic Arts'
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obligations hereunder.

               3.6  ENTIRE AGREEMENT.  This Agreement constitutes the entire
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and only agreement between the parties relating to the noncompetition and nonsolicitation obligations of Braun, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

               3.7  AMENDMENT.  This Agreement may be amended, modified,
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superseded, canceled, renewed or extended only by an agreement in writing executed by all parties hereto.

               3.8  NOTICES.  All notices and other communications required or
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permitted under this Agreement shall be in writing and hand delivered, sent by facsimile, sent by registered mail, postage pre-paid, or sent by nationally recognized express courier service. Such

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notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:


          If to Electronic Arts:    Electronic Arts Inc.
                                    1450 Fashion Island Blvd.
                                    San Mateo, CA 94404
          Facsimile:                (415) 571-7132
          Attention:                Ruth Kennedy, SVP & General Counsel



          If to Braun:              P.O. Box 818
                                    Orinda, CA 94563
          Facsimile:                (510) 253-1146

               3.9  BINDING NATURE.  This Agreement shall be binding upon, and
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inure to the benefit of, the successors and personal representatives of the respective parties hereto.

               3.10 HEADINGS.  The headings contained in this Agreement are for
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reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the word "or" is used in the inclusive sense.

               3.11 COUNTERPARTS.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

               3.12 GOVERNING LAW.  This Agreement and the rights and
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obligations of the parties hereto shall be construed in accordance with the laws of California, without giving effect to the principles of conflict of laws.

               3.13 ADVICE OF COUNSEL.  Braun acknowledges that he has received
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the advice of counsel in connection with entering into this Agreement and is fully aware of his rights and obligations under this Agreement.

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IN WITNESS WHEREOF, Electronic Arts and Braun have executed this Agreement as of the date first above written.



 /s/ Jeffrey B. Braun
--------------------------------------------
JEFFREY B. BRAUN


ELECTRONIC ARTS INC.

By: /s/ Ruth Kennedy
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Name:  Ruth Kennedy
Its:  Senior Vice President, General Counsel



            [SIGNATURE PAGE TO NONCOMPETITION AND NONSOLICITATION
                                  AGREEMENT]

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